Exhibit 16.1

July 7, 2011

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sir or Madam:

We have been furnished with a copy of and read the disclosure contained in Item 4.01, “Changes in Registrant’s Certifying Accountant,” of Aeolus Pharmaceuticals, Inc.’s Current Report on Form 8-K dated July 6, 2011.  We agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Haskell & White LLP